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                                                               EXHIBIT (A)(1)(N)

DENDRITE PRESS RELEASE

FOR IMMEDIATE RELEASE


                  DENDRITE COMMENCES TENDER OFFER FOR SYNAVANT


          MORRISTOWN, NJ MAY 22, 2003- Dendrite International, Inc. (NASDAQ:
DRTE) today announced that as part of its tender offer of $3.22 per share in cash for all issued and outstanding Synavant Inc. (NASDAQ: SNVT) common stock followed by a second-step merger, it has begun to distribute its Offer to Purchase, Letter of Transmittal, and other materials to stockholders of Synavant with at least 100 shares. Dendrite urges all Synavant stockholders to promptly complete and return the Letter of Transmittal and to tender their shares. The offer is scheduled to expire on June 13, 2003, subject to extension if any of the conditions to the offer have not been satisfied or if required by law, including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Dendrite may also extend the offer for 10 days if 90% of the Synavant shares have not been validly tendered as of the expiration date, even if all the conditions to the offer have been met. If Dendrite extends the offer, it will announce the extension by 9:00 a.m., New York City time, on June 14, 2003 by press release and by notifying American Stock Transfer and Trust Company, the depositary for the offer.

          On May 16, 2003 the parties amended their Merger Agreement dated May 9, 2003 to reflect the revised $3.22 price, to provide for filing under the Hart-Scott-Rodino Act, to allow the parties to extend both the offer and the closing date of the merger if required or requested by any regulatory authority or court, and to include certain provisions related to the repayment of amounts outstanding under the recent $15 million credit facility made available by
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Dendrite in the event the Merger Agreement is terminated or Synavant approves a different acquisition proposal.

          For a complete copy of the tender offer materials including a detailed description of the amended Merger Agreement, please visit the Securities and Exchange Commission's website at www.sec.gov or contact Dendrite at 973-425-1200.

          Holders of less than 100 shares of Synavant common stock will not receive the tender offer materials by mail unless they contact and request copies from the Information Agent or the Dealer Manager.

          The Information Agent for the offer is:

                        STRATEGIC STOCK SURVEILLANCE, LLC

              331 Madison Avenue
              New York, NY 10017
              Telephone: (866) 657-8728 (toll free) or (212) 850-8151
              E-Mail: info@dendriteoffer.com

                  The Dealer Manager for the offer is:

              ADVEST, INC.
              100 Federal Street, 29th Floor
              Boston, MA 02110
              Telephone: (617) 348-2320


ABOUT SYNAVANT

          Synavant Inc. guides biopharmaceutical and healthcare companies globally to greater business success by accelerating the adoption of advances in healthcare around the world. Synavant accomplishes this by designing, building and supporting a wide range of knowledge-based solution sets, that bring together leading-edge technology, proven data management competence, a full range of specialist services - including hardware services and computer systems validations - and over 30 years of healthcare expertise. Its comprehensive, global solutions include pharmaceutical Customer Relationship Management (CRM) and eBusiness applications, interactive marketing, server and database management, dedicated local helpline support, training, telemarketing, sample management, and product-recall services.


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Synavant is headquartered in Atlanta, GA, USA and has offices in 21 countries.
Additional information is available at www.synavant.com.

ABOUT DENDRITE

          Dendrite develops and delivers solutions that increase the productivity of sales, marketing, and clinical processes for pharmaceutical and other life science clients. For more information, visit www.dendrite.com.

INVESTOR RELATIONS
Kathy Donovan
908-541-5863
investorrelations@dendrite.com
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Note: Dendrite is a registered trademark of Dendrite International, Inc.


This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any Synavant shares. Dendrite International, Inc. and Amgis Acquisition Co., a wholly owned subsidiary of Dendrite International, Inc. filed a tender offer statement on Schedule TO with the Securities and Exchange Commission on May 16, 2003 and an Amendment No. 1 to Schedule TO on May 21, 2003, with respect to the offer to purchase all outstanding shares of Synavant common stock. Investors and security holders are urged to read this tender offer statement as amended because it contains important information.



This document contains forward-looking statements that are based on Dendrite International, Inc.'s current expectations, estimates and projections. The statements may be identified by such forward-looking terminology as "expect," "believe," "may," " will," "intend," "plan," and similar statements or variations. Such forward-looking statements are based on our current expectations, estimates, assumptions and projections and involve certain significant risks and uncertainties, including that a majority of Synavant's shareholders will not tender their shares to Dendrite; Synavant will receive an offer from a third party; or Dendrite will become involved in additional litigation regarding the acquisition of Synavant; and including those which may result from our dependence on the pharmaceutical industry; fluctuations in quarterly revenues due to lengthy sales and implementation cycles for our products, our fixed expenses in relation to fluctuating revenues and variations in customers' budget cycles; dependence on major customers; changes in demand for our products and services attributable to the current weakness in the economy; successful and timely development and introduction of new products and versions; rapid technological changes; increased competition; international operations; acquisitions; events which may affect the U.S. and world economies; our ability to manage our growth; the protection of our proprietary technology; our ability to compete in the Internet-related products and services market; the continued demand for Internet-related products and services; the ability of our third party vendors to respond to technological change; our ability to maintain our relationships with third-party vendors; the potential for hostilities in the Middle East and Asia and the resulting impact on our business and the business and needs of our customers; and catastrophic events which could negatively affect our information technology infrastructure. Other important factors that should be considered are included in the Company's 10-K, 10-Qs, and other reports filed with the SEC. Actual results may differ materially. The Company assumes no obligation for updating any such forward-looking statements to reflect actual results, changes in assumptions or other changes affecting such forward-looking statements.


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